Exhibit 99.1

NEWS RELEASE

Contacts:             Bob Halliday

Executive Vice President

and Chief Financial Officer

978.282.7597

or

Mary Wright

Director, Investor Relations

978.282.5859

or

Tom Baker

Vice President, Finance

978.282.2301

Varian Semiconductor Elects Dr. Ben Tsai

To the Board of Directors

Gloucester, MA, May 14, 2008 – Varian Semiconductor Equipment Associates, Inc. (NASDAQ: VSEA) today announced the election of Dr. Ben Tsai to serve on its Board of Directors. Dr. Tsai is the Executive Vice President and the Chief Technology Officer of KLA-Tencor Corporation.

“Ben Tsai brings more than 20 years of semiconductor industry experience and deep insights into future trends in semiconductor technology. We are delighted to have his technological vision and unique global perspective as a member of our Board,” noted Richard A. Aurelio, Chairman of Varian Semiconductor’s Board of Directors.

Dr. Tsai has been Executive Vice President of KLA-Tencor since October 2006. Prior to that, he served as Senior Vice President of Technology at Tokyo Electron Limited. Dr. Tsai started his career at KLA Instruments in 1984 and held a variety of management positions there, including Group Vice President and Chief Technology Officer prior to joining Tokyo Electron in 2005.

After graduating from Taiwan National University with a B.S. in Electrical Engineering, Dr. Tsai went on to earn his M.S. and Ph. D. in Electrical Engineering from the University of Illinois at Urbana-Champaign. He has also completed executive business administration courses at the Stanford Executive Institute and the Japanese Efficiency Institute in Tokyo. Dr. Tsai has been granted more than twenty-five patents.

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Varian Semiconductor Elects Dr. Ben Tsai to Board of Directors	Page 2	May 14, 2008

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor Equipment Associates, Inc. is the leading supplier of ion implant equipment to semiconductor manufacturers, enabling them to pack more, higher performing transistors into computer chips that are revolutionizing the electronics industry. Customers have made Varian Semiconductor the market leader in ion implant because of its architecturally superior products that lower their costs and improve their productivity. The Company has ranked #1 in the VLSI Research Customer Satisfaction Survey 10 times over the last 11 years. Varian Semiconductor operates globally and is headquartered in Gloucester, Massachusetts. More information can be found on Varian Semiconductor’s web site at www.vsea.com.